EXHIBIT 5.3
[MAPLES AND CALDER LETTERHEAD]
msystems Ltd.
and
M-Systems Finance Inc.

c/o M-Systems Flash Disk Pioneers Ltd.
7 Atir Yeda St.,
Kfar Saba,
Israel 44425

30 November 2006
Dear Sirs
M-Systems Finance Inc.
We have acted as counsel as to Cayman Islands law to M-Systems Finance Inc. (“MFI”), a Cayman Islands exempted company limited by shares and a wholly-owned subsidiary of msystems Ltd., an Israeli company (the “Company”), in connection with the preparation and filing of Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (the “Registration Statement”) by SanDisk Corporation, a Delaware company (“SanDisk”), the Company and MFI, as co-registrants, with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), for the purpose of, among other things, (a) adding the Company and MFI, as co-registrants to the Registration Statement and (b) adding registration of the sale from time to time of (i) up to $75,000,000 aggregate principal amount of the 1.0% Convertible Senior Notes due 2035 (the “Notes”), guaranteed by the Company and SanDisk and issued by MFI and SanDisk, (ii) the shares of common stock, par value $0.001 per share of SanDisk (the “Shares”), issued as an initial issuance by SanDisk or upon the conversion of the Notes and (iii) the guarantees issued by the Company and SanDisk in respect of the Notes (the “Guarantees”). The Notes were issued pursuant to the Indenture (the “Indenture”), dated as of March 23, 2005, among the Company, MFI and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”), as supplemented by that certain Supplemental Indenture (the “Supplemental Indenture”), dated as of November 19, 2006, among the Company, MFI, SanDisk and the Trustee.

In our capacity as counsel as to Cayman Islands law in connection with the offering of the Notes, the Shares and the Guarantees pursuant to the Registration Statement, we have examined such corporate records and documents and such questions of law, as we have considered necessary or appropriate for the purpose of this opinion.
In our examination of the documents referred to above and in expressing our opinion, we have assumed without independent verification of any kind: that all documents have been duly executed and unconditionally delivered; the genuineness of all signatures on all documents we have reviewed; the authenticity of all such documents submitted to us as originals; the conformity with the originals of all documents submitted to us as copies; all shareholder resolutions and resolutions of the board of directors were duly adopted in the manner prescribed in the Articles of Association of MFI, are in full force and effect at the date hereof and have not been amended, varied or revoked in any respect; the Indenture, the Supplemental Indenture and the Notes have been duly authorized, executed and delivered by the relevant parties thereto (other than MFI as a matter of Cayman Islands law); the Indenture, the Supplemental Indenture and the Notes constitute the legal, valid and binding obligations of the parties thereto (other than MFI as a matter of Cayman Islands law), enforceable against such parties (other than MFI as a matter of Cayman Islands law) in accordance with its terms; the Indenture, the Supplemental Indenture and the Notes are legal, valid, binding and enforceable under the laws under which they are expressed to be construed and by which they are expressed to be governed; the power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to MFI, the laws of the Cayman Islands) to enter into, execute, deliver and perform their respective obligations under the Indenture, the Supplemental Indenture and the Notes; the shareholders of MFI have not restricted or limited the powers of the directors in any way; there is no contractual or other prohibition (other than as arising under Cayman Islands law binding on MFI prohibiting it from entering into and performing its obligations under the Indenture, the Supplemental Indenture and the Notes; the Memorandum and Articles of Association of MFI as registered on 16 March, 2005 remain in full force and effect and are unamended; and there is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions hereinafter appearing (specifically, we have made no independent investigation of the laws of New York, Delaware or Israel).
The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion relates to the laws of the Cayman Islands which are in force on the date hereof. We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands.
Based on and subject to the foregoing, we are of the opinion that, as a matter of Cayman Islands law:
1.	The execution, delivery and performance of the Indenture has been authorized and/or ratified by and on behalf of MFI and, assuming the Indenture has been executed and unconditionally delivered by Ronit Maor on behalf of MFI, the Indenture has been duly executed and delivered on behalf of MFI.

2.	The execution, delivery and performance of the Supplemental Indenture has been authorized and/or ratified by and on behalf of MFI and, assuming the Supplemental Indenture has been executed and unconditionally delivered by Raz Dan on behalf of MFI, the Supplemental Indenture has been duly executed and delivered on behalf of MFI.

3.	The execution, delivery and performance of the Notes has been authorized by and on behalf of MFI and, assuming the Notes have been signed in facsimile or manually by a duly authorized person on behalf of MFI and, if appropriate, authenticated in the manner set forth in the Indenture and the Supplemental Indenture, and unconditionally delivered against due payment therefor, the Notes will be duly executed, issued and delivered.
This opinion is being delivered to you in connection with the above matter. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, but we do not consent to its circulation in any other manner without our prior written consent. By giving our consent to the filing of this opinion as an exhibit to the Registration Statement, we do not admit that we are in the category of persons whose consent is required under the Act or the rules and regulations promulgated thereunder.
Yours faithfully
/s/ MAPLES and CALDER